S&P Global Adds Gregory Washington to its Board of Directors

New York, June 22, 2021– S&P Global (NYSE: SPGI) announced today that its Board of Directors has approved the addition of Dr. Gregory Washington to the Board, effective June 22, 2021.

Dr. Washington has served as President of George Mason University since July 2020 as the first African American president in the history of the university. Before leading George Mason he was Dean of the Henry Samueli School of Engineering at the University of California, Irvine and held multiple leadership positions at The Ohio State University. He is currently a Director of the company Internet2, and has previously served on the boards of Algaventure Systems Inc and EWI Inc.

As an academic, Dr. Washington specializes in dynamic systems and is the author of more than 165 technical publications. He has conducted research for NSF, NASA, General Motors, the Air Force Research Laboratory and the U.S. Army Research Office and has served as a member of the U.S. Air Force Scientific Advisory Board, NSF Engineering Advisory Committee, Institute for Defense Analyses and the Board of Octane. He is also former chair of the Engineering Deans Council of the American Society for Engineering Education and a Fellow of the American Society of Mechanical Engineers.

“We are very pleased to add Gregory to our Board,” says Douglas L. Peterson, President and CEO of S&P Global. “He brings a wealth of leadership experience and will make an immediate impact on our mission to accelerate progress. Through his passion for developing the next generation of talent and fostering multiple elements of STEM education, Gregory’s insights will help strengthen how we approach educating, growing and supporting our people.”

“I look forward to joining the Board of S&P Global at this transformative time for the company,” says Dr. Washington. “As a leading data and analytics provider, they have a proven track record of innovation and a truly global outlook with a dedication to diversity, equity and inclusion.”

Dr. Washington will serve on the Board’s Compensation and Leadership Development Committee and its Nominating and Governance Committee.

About S&P Global
S&P Global (NYSE: SPGI) is the world’s foremost provider of credit ratings, benchmarks and analytics in the global capital and commodity markets, offering ESG solutions, deep data and insights on critical economic, market and business factors. We’ve been providing essential intelligence that unlocks opportunity, fosters growth and accelerates progress for more than 160 years. Our divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. For more information, visit www.spglobal.com.
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